Exhibit 99.1

Delcath Adds Dr. Pamela R. Contag to Its Board of Directors

NEW YORK, December 16, 2008 - Delcath Systems, Inc. (Nasdaq: DCTH) today announced the appointment of Pamela R. Contag, Ph.D. to Delcath's Board of Directors.  Dr. Contag is a proven company executive with extensive experience working with international and domestic investors.

Dr. Contag founded Cobalt Technologies, Inc. in 2006 and served as CEO.  Prior to starting Cobalt, she founded Xenogen Corporation, a biotechnology company specializing in technology and services for preclinical drug development and testing.  She served as President and Director of Xenogen from 1995 to 2006.  Xenogen, which became a public company in 2004, was acquired by Caliper Life Sciences in 2006.  Xenogen Corporation was listed as one of the “Top 25 Young Businesses” by Fortune Small Business and twice received the “R&D 100 Award.”  Dr. Contag was also recognized as one of the “Top 25 Women in Small Business” by Fortune magazine.

Dr. Contag received her Ph.D. in Microbiology from the University of Minnesota Medical School and completed her postdoctoral training at Stanford University School of Medicine.  Dr. Contag is a consulting Professor at the Stanford School of Medicine and is widely published in the field of non-invasive molecular and cellular imaging.

Richard L. Taney, President and Chief Executive Officer of Delcath, welcomes Dr. Contag onto the Board, stating, "Delcath continues to add strategic insight and expertise to our Board of Directors as we sharpen our focus on the completion of our trial and approval of the Delcath PHP System.  Dr. Contag’s biotech, pharmaceutical and testing experience will be particularly relevant as we prepare for meetings with the FDA regarding regulatory approvals and ultimately, commercialization.   Her extensive industry relationships will provide us with multiple opportunities to expand the recognition and value of the Delcath technology.  The recent clinical milestones and additions of key management and Board members over the past six months, have positioned our Company well, as enrollment continues to accelerate and we move towards completion of our Phase III trial.”

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical technology company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer drugs to the liver while preventing these high doses of drug from entering the patient's bloodstream. The Company is currently enrolling patients in Phase III and Phase II clinical studies for the treatment of liver cancers using high doses of melphalan. The Company's intellectual property portfolio consists of twenty-eight patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf.  This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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Company Contact:
Delcath Systems, Inc.
Richard Taney
(212) 489-2100
info@delcath.com

Public Relations Contact:
Rubenstein Associates, Inc.
Robin Wagge
(212) 843-8006
rwagge@rubenstein.com

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